As filed with the Securities and Exchange Commission on December 26, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hepion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-2783806
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Clementi Associates

919 Conestoga Road

Building 3, Suite 115

Rosemont, PA 19010

(973) 214-3273

(Address and telephone number of registrant’s principal executive offices)

John Brancaccio

Interim Chief Executive Officer

Hepion Pharmaceuticals, Inc.

c/o Clementi Associates

919 Conestoga Road

Building 3, Suite 115

Rosemont, PA 19010

(973) 214-3273

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq.

Seth A. Lemings, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Tel: (212) 653-8700

Fax: (212) 653-8701

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities pursuant to this preliminary prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated December 26, 2024

Hepion Pharmaceuticals, Inc.

Up to [    ] Shares of Common Stock

Up to [    ] Pre-Funded Warrants to Purchase [    ] Shares of Common Stock

Up to [    ] Series A Warrants to Purchase up to [    ] Shares of Common Stock

Up to [    ] Series B Warrants to Purchase up to [    ] Shares of Common Stock

Up to [   ] Shares of Common Stock Underlying the Pre-Funded Warrants, Series A Warrants and Series B Warrants

We are offering up to [   ] shares of our common stock, $0.0001 par value per share (“Common Stock”), together with Series A common stock purchase warrants to purchase up to [   ] shares of Common Stock (“Series A Warrants”) and Series B common stock purchase warrants to purchase up to [   ] shares of Common Stock (“Series B Warrants” and together with the Series A Warrants, the “Common Warrants”). Each share of our Common Stock or a Pre-Funded Warrant (as defined below) in lieu thereof, is being sold together with a Series A Warrant to purchase one share of our Common Stock and a Series B Warrant to purchase one share of Common Stock. The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The assumed combined public offering price for each share of Common Stock and accompanying Common Warrants is $[      ], which was the closing price of our Common Stock on The Nasdaq Capital Market on [     ], 2025. Each Series A Warrant will have an exercise price of $ per share of Common Stock and will be exercisable beginning on the date on which Stockholder Approval (as defined below) is received and deemed effective (the “Initial Exercise Date” or the “Stockholder Approval Date”). Each Series B Warrant will have an exercise price of $ per share of Common Stock and will be exercisable on the Initial Exercise Date. The Series A Warrants will expire on the five year anniversary of the Initial Exercise Date and the Series B Warrants will expire on the two and one-half anniversary of the Initial Exercise Date.

Because a purchaser’s purchase of shares of Common Stock in this offering could otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following consummation of this offering, we are offering to the purchasers pre-funded warrants to purchase up to [    ] shares of Common Stock (the “Pre-Funded Warrants”) in lieu of shares of Common Stock. Each Pre-Funded Warrant will be exercisable for one share of our Common Stock. The purchase price of each Pre-Funded Warrant is $[       ], which is equal to the price per share at which the shares of Common Stock are being sold to the public in this offering, minus $0.0001 per share, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. For each Pre-Funded Warrant that we sell, the number of shares of our Common Stock offered will be decreased on a one-for-one basis. This offering also relates to the shares of Common Stock issuable upon exercise of the Common Warrants (the “Common Warrant Shares”), and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”).

The issuance of Common Warrant Shares upon exercise of the Common Warrants is subject to stockholder approval under applicable rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”) (“Stockholder Approval” and the date on which Stockholder Approval is received and deemed effective, the “Stockholder Approval Date”). We intend to hold a meeting to obtain Stockholder Approval as soon as reasonably practicable following the closing of this offering.

Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “HEPA”. The last reported sale price of our Common Stock on the Nasdaq Capital Market on December 23, 2024 was $0.50 per share. All share, Common Warrant and Pre-Funded Warrant numbers are based on an assumed combined public offering price of $[       ] per share and the accompanying Common Warrants and $[       ] per Pre-Funded Warrant and the accompanying Common Warrants, based on the closing price of the Company’s Common Stock on    __, 2025 as reported on the Nasdaq Capital Market. The actual combined public offering price per share of Common Stock and accompanying Common Warrants, and per Pre-Funded Warrant and accompanying Common Warrants, will be fixed for the duration of this offering and will be determined between us and the purchasers based on market conditions at the time of pricing, and may be at a discount to the then current market price of our Common Stock. The recent market price used throughout this prospectus may not be indicative of the actual combined public offering price. The actual combined public offering price may be based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the Common Warrants or Pre-Funded Warrants, and we do not expect a market for the Common Warrants or the Pre-Funded Warrants to develop. We do not intend to list the Common Warrants or Pre-Funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other trading system. Without an active trading market, the liquidity of the Common Warrants and the Pre-Funded Warrants will be limited. We anticipate that the shares of our Common Stock to be issued upon exercise of the Common Warrants and the Pre- Funded Warrants will trade on The Nasdaq Capital Market.

We have engaged Laidlaw & Company (UK) Ltd. (the “Placement Agent”) to act as the placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there are no arrangements to place the funds in an escrow, trust, or similar account. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. This offering will terminate on [     ], 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. We have agreed to pay the Placement Agent the Placement Agent fees as set forth in the table below, which assumes we sell all of the securities offered by this prospectus. See “Plan of Distribution” on page 16 of this prospectus for more information regarding these arrangements.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES IN THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE BEFORE PURCHASING ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants	Total
Public offering price	$	$	$
Placement Agent Fees(1)	$	$	$
Proceeds to us, before expenses(2) (3)	$	$	$

(1)	We have agreed to pay the Placement Agent a cash fee equal to 8% of the aggregate gross proceeds raised in this offering. We have also agreed to pay the Placement Agent a non-accountable expense allowance of up to $10,000 and to reimburse the Placement Agent for certain of its offering related expenses, including reimbursement for reasonable and documented out-of-pocket accountable legal fees in the amount of up to $75,000. For a description of the compensation to be received by the Placement Agent, see “Plan of Distribution” starting on page 16 for more information.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

(3)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Common Warrants or the Pre-Funded Warrants.

The delivery to purchasers of the securities against payment is expected to be made on or about [    ], 2025, subject to satisfaction of customary closing conditions.

Sole placement agent

LAIDLAW & COMPANY (UK) LTD.

The date of this prospectus is               , 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information contained in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

This prospectus and the information incorporated by reference herein and therein contains references to trademarks, trade names and service marks belonging to us or other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable owner will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, trade names, and service marks included or incorporated by reference into this prospectus are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

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PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Hepion” or the “Company” in this prospectus mean Hepion Pharmaceuticals, Inc.

Business Overview

We are a biopharmaceutical company headquartered in Edison, New Jersey, focused on the development of drug therapy for treatment of chronic liver diseases. This therapeutic approach targets fibrosis, inflammation, and shows potential for the treatment of hepatocellular carcinoma associated with non-alcoholic steatohepatitis (“NASH”), viral hepatitis, and other liver diseases. Our cyclophilin inhibitor, rencofilstat (formerly CRV431), was being developed to offer benefits to address multiple complex pathologies related to the progression of liver disease.

In December 2023, our board of directors approved a strategic restructuring plan to preserve capital by reducing operating costs. We incurred a one-time restructuring charge of approximately $0.7 million in the fourth quarter of 2023. Additionally, we have initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape. On April 19, 2024, we announced that we have begun wind-down activities in our ASCEND- NASH clinical trial. We did not have access to sufficient funding to complete the study, as designed. The wind-down activities were implemented to halt further clinical activities other than those which would allow for an orderly and patient safety manner that would meet the minimum FDA requirements for safely closing a clinical trial. All clinical trial activities were completed and the trial was closed in August 2024.

Recent Developments

Merger and Financing Transaction

As previously disclosed on July 19, 2024, Hepion, Pharma Two B Ltd., a company organized under the laws of the State of Israel (“Parent”), and Pearl Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, Merger Sub was to merge with and into Hepion (the “Merger”), with Hepion surviving the Merger as an indirect wholly owned subsidiary of Parent.

Concurrently with the Merger, on July 19, 2024, we entered into a Securities Purchase Agreement (the “SPA”) with certain purchasers pursuant to which we sold an aggregate of $2.9 million in principal amount of our Original Issue Discount Senior Unsecured Nonconvertible Notes (the “Notes”). The Notes were due on the earlier of: (i) December 31, 2024, (ii) the date of the closing of the Merger, (iii) the date that the Merger was terminated pursuant to the terms of the Merger Agreement, or (iv) such earlier date as the Notes were required or permitted to be repaid as provided in the Notes, as may be extended at the option of the holders of the Notes as described in the Notes.

Pursuant to the SPA, we delivered to each purchaser (i) a Note with a principal amount equal to such purchaser’s subscription amount multiplied by 1.16, and (ii) a number of shares of Common Stock equal to 19.99% of the total outstanding shares of Common Stock, multiplied by such purchaser’s subscription amount, divided by $2,500,000.

On December 10, 2024, Parent informed us that Nasdaq would not exclude historical losses of Hepion from its burn rate calculation and as a result on December 10, 2024, Hepion, Pharma Two B and Merger Sub entered into an agreement to terminate the Merger Agreement (the “Termination Agreement”). Pursuant to the Termination Agreement, the Merger Agreement was terminated and the Notes became due and payable. We intend on paying the principal amount of the Notes and accrued interest in the amount of $___ with a portion of the net proceeds from this offering.

Nasdaq Listing Status

On September 3, 2024, we received written notice (the “September Notice”) from the Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the bid price for our Common Stock for the last 30 consecutive business days, had closed below the minimum $1.00 per share and, as a result, we were not in compliance with the $1.00 minimum bid price requirement for the continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until March 3, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during this 180 day period. If we are not in compliance by March 3, 2025, we may qualify for a second 180 calendar day compliance period. If we do not qualify for, or fail to regain compliance during the second compliance period, then Nasdaq will notify us of its determination to delist our Common Stock, at which point we would have an option to appeal the delisting determination to a Nasdaq hearings panel.

On November 20, 2024, we received written notice (the “November Notice”) from Nasdaq indicating that since our Form 10-Q for the period ended September 30, 2024 reported a stockholders’ deficit of ($406,685) and we did not meet the alternatives of minimum of $35 million market value of listed securities or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years (the “Listing Rule”), we no longer complied with the Listing Rule. Under the Listing Rule, we have 45 days to submit a plan to regain compliance. We intend to submit a plan to regain compliance by January 6, 2025. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the November Notice to evidence compliance. In the event Nasdaq does not accept our plan, we will have the opportunity to appeal to a hearings panel. There can be no assurance that we will be successful in maintaining our listing of our common stock on the Nasdaq Capital Market.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and our common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

Corporate History and Information

We were incorporated under the laws of the State of Delaware in May 2013. Our principal executive offices are located at c/o Clementi Associates, 919 Conestoga Road, Building 3, Suite 115, Rosemont, PA 19010. Our telephone number is (973) 214-3273.

THE OFFERING

Common Stock Offered by Us	Up to [ ] shares of Common Stock, based on an assumed combined public offering price of $[ ] per share of Common Stock and accompanying Series A Warrant and Series B Warrant, which is the last reported sale price of our Common Stock on The Nasdaq Capital Market on [ ], 2025.

Pre-Funded Warrants Offered by Us

We are also offering to those purchasers, if any, whose purchase of the Common Stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following consummation of this offering, the opportunity to purchase, if they so choose, Pre-Funded Warrants in lieu of the Common Stock that would otherwise result in ownership in excess of 4.99% (or 9.99% as applicable) of our Common Stock.

The purchase price of each Pre-Funded Warrant and accompanying Common Warrant will equal the price per share of Common Stock and accompanying Common Warrant being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share.

Each Pre-Funded Warrant will be immediately exercisable and may be exercised at any time until exercised in full. There is no expiration date for the Pre-Funded Warrants. There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of Securities We Are Offering” section of this prospectus.

Series A Warrants Offered by Us

Each share of our Common Stock and each Pre-Funded Warrant to purchase one share of our Common Stock is being sold together with a Series A Warrant to purchase one share of our Common Stock. Each Series A Warrant will have an exercise price of $ per share, will be exercisable at any time beginning on the Stockholder Approval Date (the “Initial Exercise Date”) and will expire on the five year anniversary of the Initial Exercise Date.

This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Series A Warrants. Because we will issue a Series A Common Warrant for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Series A Common Warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and Pre-Funded Warrants sold.

Series B Warrants Offered by Us

Each share of our Common Stock and each Pre-Funded Warrant to purchase one share of our Common Stock is being sold together with a Series B Warrant to purchase one share of our Common Stock. Each Series B Warrant will have an exercise price of $ per share, will be exercisable at any time beginning on the Initial Exercise Date and will expire on the two and one-half (2.5) year anniversary of the Initial Exercise Date.

This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Series B Common Warrants. Because we will issue a Series B Common Warrant for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and Pre-Funded Warrants sold.

Common Stock Outstanding Prior to this Offering	[ ] shares of Common Stock

Common Stock to be Outstanding After this Offering

[    ] shares of Common Stock, assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants being offered in this offering. To the extent that Pre-Funded Warrants are sold, the number of shares of Common Stock sold in this offering will be reduced on a one-for-one basis.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $[ ] million, at an assumed public offering price of $[ ] per share of Common Stock and accompanying Series A Warrant and Series B Warrant, which was the closing price of our Common Stock on The Nasdaq Capital Market on [ ], 2025, after deducting the Placement Agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay the Notes in the amount of $___ including accrued interest and for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary products, technologies or businesses, however, we have no current commitments or obligations to do so. See “Use of Proceeds” on page 8 for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk Factors” beginning on page 5 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities

Nasdaq Capital Market symbol	Our Common Stock is listed on The Nasdaq Capital Markets under the symbol “HEPA”. There is no established trading market for the Pre-Funded Warrants, Series A Warrants or Series B Warrants and we do not expect a trading market to develop. We do not intend to list the on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 6,958,371 shares outstanding as of November 30, 2024 and excludes as of that date:

●	389,712 shares of our common stock issuable upon exercise of outstanding options at a weighted average price of $9.57 per share;

●	50,000 restricted stock units;

●	2,540,733 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $1.91 per share;

●	159 shares of our common stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock;

●	788 shares of our common stock issuable upon conversion of outstanding shares of Series C Convertible Preferred Stock; and

●	110,000 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to deciding about investing in our securities, you should carefully consider the specific factors discussed within this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Business

We may not be able to repay the Notes and accrued interest which would have a material adverse effect on our business and financial condition.

On December 11, 2024, we mutually terminated the Merger Agreement with Pharma Two B and the Notes in the principal amount of $2.9 million and accrued interest became due and payable. As of the date of filing of this registration statement, we have not repaid the Notes and we intend to use a portion of the net proceeds from this offering to repay the Notes. If we do not repay the Notes, the effect would have a material adverse effect on our business and financial condition.

Risks Related to This Offering

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investors in this offering.

Sales of a substantial number of our shares of common stock in the public markets, or the perception that such sales could occur, could cause our stock price to fall.

We may issue and sell additional shares of commons stock in the public markets, including during this offering. As a result, a substantial number of our shares of common stock may be sold in the public market. Sales of a substantial number of our shares of common stock in the public markets, including during this offering, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Because we do not currently intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain with respect to your investment for the foreseeable future.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants or any future issuance of additional shares of common stock or other securities, including, but not limited to preferred stock, options, warrants, restricted stock units or other derivative securities convertible into our common stock, may result in significant dilution to our stockholders and may decrease our stock price.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increases the value of any investment in our securities or enhances stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and government securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of Common Stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire products or licenses, commercialize our products and services, or continue our operations. See “Use of Proceeds” on page 8 for a more complete description of the intended use of proceeds from this offering.

As the assumed public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Common Stock in this offering, you will pay more for your shares of Common Stock than the amount paid by our existing stockholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid per share of Common Stock. We expect the dilution as a result of the offering to be $[   ] per share to new investors purchasing our shares of Common Stock and Series A Warrants and Series B Warrants in this offering. In addition, you will experience further dilution to the extent that we issue shares of our Common Stock upon the exercise of any warrants, including the Series A Warrants and Series B Warrants, issued in this offering, or exercise of stock options under any stock incentive plans. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

There is no public market for the Series A Warrants or Series B Warrants being offered in this offering.

There is no established public trading market for the Series A Warrants or Series B Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants, Series A Warrants or Series B Warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the Series A Warrants and Series B Warrants will be limited.

Holders of Series A Warrants and Series B Warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our Common Stock.

Until holders of Series A Warrants and Series B Warrants acquire shares of our Common Stock upon exercise of such warrants, holders of Series A Warrants and Series B Warrants will have no rights with respect to the shares of our Common Stock underlying such warrants. Upon exercise of the Series A Warrants and Series B Warrants, as applicable, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants, Series A Warrants and Series B Warrants are speculative in nature.

The Pre-Funded Warrants, Series A Warrants and Series B Warrants do not confer any rights of Common Stock ownership on their respective holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; (ii) agreement to not enter into variable rate financings for six months from closing, subject to exceptions; (iii) agreement to not enter into any financings for 60 days from closing; and (iv) indemnification for breach of contract.

The Series A Warrants and Series B Warrants may not have value.

The Series A Warrants being offered by us in this offering have an exercise price of $     per share of Common Stock, and expire on the five year anniversary of the Initial Exercise Date. The Series B Warrants being offered by us in this offering have an exercise price of $ per share of Common Stock, and expire on the two and one-half of the Initial Exercise Date. In the event that our Common Stock does not exceed the exercise price of the Series A Warrants or Series B Warrants, as applicable, during the period when such warrants are exercisable, such warrants may not have any value.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

We are selling a substantial number of shares of our Common Stock in this offering, which could cause the price of our Common Stock to decline.

In this offering, we are offering up to [    ] shares of Common Stock, [    ] Pre-Funded Warrants to purchase up to [    ] shares of Common Stock, Series A Warrants to purchase up to [   ] shares of Common Stock and Series B Warrants to purchase up to [   ] shares of Common Stock. The existence of the potential additional shares of our Common Stock in the public market, or the perception that such additional shares may be in the market, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for sale will have on the market price of our Common Stock.

Our common stock may be delisted if we fail to comply with continued listing standards.

If we fail to meet any of the continued listing standards of The Nasdaq Capital Market, our common stock could be delisted from The Nasdaq Capital Market. These continued listing standards include specifically enumerated criteria, such as:

●	a $1.00 minimum closing bid price;
●	stockholders’ equity of $2.5 million;
●	500,000 shares of publicly-held common stock with a market value of at least $1 million;
●	300 round-lot stockholders; and
●	compliance with Nasdaq’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of Nasdaq’s discretionary authority.

If we fail to comply with Nasdaq’s continued listing standards, we may be delisted and our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board, or OTCQX market, and then only if one or more registered broker-dealer market makers comply with quotation requirements. In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all. Finally, delisting of our common stock could result in our common stock becoming a “penny stock” under the Exchange Act.

On September 3, 2024, we received written notice (the “September Notice”) from the Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the bid price for our Common Stock for the last 30 consecutive business days, had closed below the minimum $1.00 per share and, as a result, we were not in compliance with the $1.00 minimum bid price requirement for the continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until March 3, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during this 180 day period. If we are not in compliance by March 3, 2025, we may qualify for a second 180 calendar day compliance period. If we do not qualify for, or fails to regain compliance during the second compliance period, then Nasdaq will notify us of its determination to delist our Common Stock, at which point we would have an option to appeal the delisting determination to a Nasdaq hearings panel. We intend to actively monitor the closing bid price of its Common Stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price under the Nasdaq Listing Rules.

On November 20, 2024, we received written notice (the “November Notice”) from Nasdaq indicating that since our Form 10-Q for the period ended September 30, 2024 reported a stockholders’ deficit of ($406,685) and we did not meet the alternatives of minimum of $35 million market value of listed securities or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years (the “Listing Rule”), we no longer complied with the Listing Rule. Under the Listing Rule, we have 45 days to submit a plan to regain compliance. We intend to submit a plan to regain compliance by January 6, 2025. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the November Notice to evidence compliance. In the event Nasdaq does not accept our plan, we will have the opportunity to appeal to a hearings panel. There can be no assurance that we will be successful in maintaining our listing of our common stock on the Nasdaq Capital Market.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of our securities in this offering, assuming all the securities we are offering are sold, will be approximately $[    ] million, based on an assumed combined public offering price of $[   ] per share of Common Stock and accompanying Series A Warrant and Series B Warrant, which was the closing price of our Common Stock on The Nasdaq Capital Market on [    ], 2025 after deducting Placement Agent fees and estimated offering expenses payable by us assuming no sale of any Pre-Funded Warrants and no exercise of the Common Warrants.

However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell any or all of the securities we are offering. As a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds from this offering to repay the Notes in the amount of $___ including accrued interest and for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary products, technologies or businesses, however, we have no current commitments or obligations to do so. In the ordinary course of our business, we expect to, from time to time, evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities; however, we currently do not have any agreements, arrangements, or commitments with respect to any potential acquisition, investment or license.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans, financial condition and business conditions. Predicting the cost necessary to develop our products and services can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and our existing cash.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, and government securities.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted to the extent of the difference between the assumed public offering price per share of our Common Stock (assuming the exercise for cash of all Pre-Funded Warrants) and the as adjusted net tangible book value per share of our Common Stock immediately after this offering (assuming the exercise for cash of all Pre-Funded Warrants issued in this offering).

As September 30, 2024, we had a historical net tangible book value of $(406,685), or $(0.06) per share of common stock, based on 6,958,371 shares of Common Stock outstanding at September 30, 2024. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at September 30, 2024, divided by the number of shares of Common Stock outstanding at September 30, 2024.

After giving effect to the sale of shares of Common Stock or up to [    ] Pre-Funded Warrants in lieu of shares of Common Stock (and the full exercise of those Pre-Funded Warrants), and accompanying Series A Warrants and Series B Warrants in this offering at an assumed combined public offering price of $[   ] per share of Common Stock and accompanying Series A Warrant and Series B Warrant, which was the closing price of our Common Stock on The Nasdaq Capital Market on [   ], 2025 and after deducting the Placement Agent fees and estimated offering expenses payable by us, excluding the proceeds, if any, from the cash exercise of the Series A Warrants and Series B Warrants issued in this offering, our as adjusted net tangible book value at September 30, 2024 would have been $[   ] million, or $[   ] per share of Common Stock. This represents an immediate increase in as adjusted net tangible book value of $[   ] per share to existing stockholders and immediate dilution of $[   ] per share to new investors purchasing securities in this offering. The final public offering price will be determined through negotiation between us, the Placement Agent and the investors in the offering and may be at a discount to the current market price. Therefore, the assumed combined public offering price used throughout this prospectus may not be indicative of the final public offering price.

The following table illustrates this dilution on a per share basis:

Assumed combined public offering price per share of Common Stock and accompanying Series A Warrant and Series B Warrant		$	[ ]
Net tangible book value (deficit) per share of common stock as of September 30, 2024	$(0.06)
Increase in net tangible book value per share of common stock attributable to new investors	[ ]
As adjusted net tangible book value per share immediately after this offering	[ ]

Dilution per share to new investors in this offering		$	[ ]

The number of shares of our Common Stock to be outstanding after this offering is based on 6,958,371 shares of our Common Stock outstanding as of September 30, 2024 and excludes as of such date:

●	389,712 shares of our common stock issuable upon exercise of outstanding options at a weighted average price of $9.57 per share;

●	50,000 restricted stock units;

●	2,540,733 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $1.91 per share;

●	159 shares of our common stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock;

●	788 shares of our common stock issuable upon conversion of outstanding shares of Series C Convertible Preferred Stock; and

●	110,000 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

To the extent that stock options or warrants are exercised, new stock options are issued under our equity incentive plan, or we issue additional common stock or common stock equivalents in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Our authorized capital stock consists of 120,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”) in one or more series. As of September 30, 2024, we had outstanding 6,958,371 shares of our Common Stock, 85,851 shares of our Series A Convertible Preferred Stock and 1,688 shares of our Series C Convertible Preferred Stock.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of our Company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Series A Warrants

The following summary of certain terms and provisions of the Series A Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series A Common Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series A Common Warrant for a complete description of the terms and conditions of the Series A Common Warrants.

The issuance of Common Warrant Shares upon exercise of the Series A Warrants is subject to Stockholder Approval under applicable rules and regulations of Nasdaq.

The following is a brief summary of the Series A Warrants and is still subject in all respect to the provisions contained in the form of Series A Warrants.

Duration and Exercise Price

Each Series A Common Warrant will have an exercise price equal to $      per share, will become exercisable on the Stockholder Approval Date (the “Initial Exercise Date”) and will expire on the fifth anniversary of the Initial Exercise Date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Series A Warrants will be issued separately from the Common Stock and may be transferred separately immediately thereafter.

Exercisability

The Series A Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s Common Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.

Cashless Exercise

If, at the time a holder exercises its Series A Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series A Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series A Warrant.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Warrants. Additionally, as more fully described in the Series A Warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of such warrants on the date of consummation of such transaction.

Exercise Price Adjustments

In addition, and subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice (excluding Exempt Issuances, as defined in the Placement Agency Agreement), or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock, at an effective price per share less than the exercise price of the Series A Warrants then in effect, the exercise price of the Series A Warrants will be reduced to the lower of such price or the lowest VWAP during the five consecutive trading days immediately following such dilutive issuance or announcement thereof (subject to a floor price of $ prior to the Shareholder Approval Date and a floor price of $ beginning on the Shareholder Approval Date, each the “Floor Price”), and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series A Warrants then in effect, then the exercise price of the Series A Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

On the 11th trading day after Stockholder Approval (the “Reset Date”), the Series A Warrants’ exercise price will be adjusted to equal the lowest of (i) the exercise price then in effect, (ii) the greater of (a) the lowest daily volume weighted average price of the shares of Common Stock during the period commencing on the first trading day after the Stockholder Approval Date and ending following the close of trading on the tenth trading day thereafter (the “Reset Period”), and (b) the Floor Price in effect as of the Reset Date, and (iii) the lowest volume weighted average price during the period commencing five (5) consecutive trading days immediately preceding the Reset Date, and the number of shares issuable upon exercise will be will be increased such that the aggregate exercise price of the warrants on the issuance date for the shares of Common Stock underlying the warrants then outstanding shall remain unchanged.

The exercise price and the number of shares issuable upon exercise of the Series A Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our Common Stock.

Any reduction to the exercise prices of the Series A Warrants and resulting increase in the number of shares of Common Stock underlying the Warrants will be subject to the Floor Price.

Transferability

Subject to applicable laws, a Series A Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Common Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Series A Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Common Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series A Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Series A Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Series A Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Common Warrant.

Waivers and Amendments

The Series A Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Series B Warrants

The following summary of certain terms and provisions of the Series B Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series B Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series B Warrant for a complete description of the terms and conditions of the Series B Warrants.

The issuance of Common Warrant Shares upon exercise of the Series B Warrants is subject to Stockholder Approval under applicable rules and regulations of Nasdaq.

Duration and Exercise Price

Each Series B Warrant will have an exercise price equal to $ per share, will become exercisable on the Initial Exercise Date and will expire on the two and one-half (2.5) year anniversary of the Initial Exercise Date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Series B Warrants will be issued separately from the Common Stock and may be transferred separately immediately thereafter.

Exercisability

The Series B Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Generally, a holder (together with its affiliates) may not exercise any portion of such holder’s Series B Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.

Cashless Exercise & and Alternative Cashless Exercise

If, at the time a holder exercises its Series B Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Series B Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series B Warrant.

Holders may also effect an “alternative cashless exercise” at any time while the Series B Warrants are outstanding following the Initial Exercise Date. Under the alternate cashless exercise option, the holder of the Series B Warrant, has the right to receive an aggregate number of shares equal to the product of (i) the aggregate number of shares of Common Stock that would be issuable upon a cashless exercise of the Series B Warrant and (ii) 3.0.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our Common Stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock, then following such event, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series B Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series B Warrants. Additionally, as more fully described in the Series B Warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of Series B Warrants on the date of consummation of such transaction.

Exercise Price Adjustments

If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our Common Stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series B Common Warrants then in effect, then the exercise price of the Series B Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged, subject to the applicable floor price.

On the 11th trading day after Stockholder Approval (the “Reset Date”), the Series B Warrants’ exercise price will be adjusted to equal the lowest of (i) the exercise price then in effect, (ii) the greater of (a) the lowest daily volume weighted average price of the shares of Common Stock during the period commencing on the first trading day after the Stockholder Approval Date and ending following the close of trading on the tenth trading day thereafter (the “Reset Period”), and (b) the Floor Price in effect as of the Reset Date, and (iii) the lowest volume weighted average price during the period commencing five (5) consecutive Trading Days immediately preceding the Reset Date, and the number of shares issuable upon exercise will be will be increased such that the aggregate exercise price of the warrants on the issuance date for the shares of Common Stock underlying the warrants then outstanding shall remain unchanged.

The exercise price and the number of shares issuable upon exercise of the Series B Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our Common Stock.

Any reduction to the exercise prices of the Series B Warrants and resulting increase in the number of shares of Common Stock underlying the Series B Warrants will be subject to the Floor Price.

Transferability

Subject to applicable laws, a Series B Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Series B Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Series B Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Series B Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series B Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Series B Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Series B Warrant.

Waivers and Amendments

The Series B Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share of Common Stock equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Pre-Funded Warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. The Pre-Funded Warrants will be issued in certificated form only.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of Common Stock.

Cashless Exercise

The Pre-Funded Warrants may also be exercised, in whole or in part, by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Pre-Funded Warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded down to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited. The Common Stock issuable upon exercise of the Pre-Funded Warrants is currently listed on the Nasdaq Capital Market

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our shares of Common Stock, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, dividends or other rights as a stockholder of us, until the holder exercises the Pre-Funded Warrant.

Warrant Certificate

The Pre-Funded Warrants will be issued in certificated form.

Waivers and Amendments

The Pre-Funded Warrants may be modified or amended, or the provisions thereof waived with the written consent of us and the respective holder.

Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “HEPA.”

Plan of Distribution

Pursuant to an engagement agreement dated December 19, 2024 (the “Engagement Agreement”), we have engaged the Placement Agent to act as our exclusive placement agent to solicit offers to purchase the shares of Common Stock, Series A Warrants and Series B Warrants. The Placement Agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the shares of Common Stock, the Series A Warrants and the Series B Warrants being offered. The terms of this offering were subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent will have no authority to bind us by virtue of the Engagement Agreement. This is a reasonable best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The Placement Agent may retain sub-agents and selected dealers in connection with this offering.

Investors purchasing the securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of six months following the closing of the offering, subject to certain exceptions; and (ii) a covenant to not enter into any equity financings for 60 days from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of shares of Common Stock, no subsequent equity sales for 60 days from the closing of this offering, subject to certain exceptions, and no variable rate financings for six months from the closing of this offering, subject to certain exceptions.

Delivery of the shares of Common Stock, the Series A Warrants and the Series B Warrants offered hereby is expected to occur on or about , 2025, subject to satisfaction of certain customary closing conditions.

Fees and Expenses

We have agreed to pay the Placement Agent a total cash fee equal to 8% of the aggregate gross proceeds received in the offering as well as a non-accountable expense allowance of up to $10,000. We will also pay the Placement Agent for their reasonable and documented out-of-pocket accountable legal expenses of up to $75,000.

	Per Share of Common Stock and Accompanying Series A Warrant and Series B Warrant	Total
Combined public offering price
Placement Agent’s fees
Proceeds to us, before expenses

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our Engagement Agreement with the Placement Agent. We have also agreed to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Right of First Refusal

We have granted the Placement Agent a right of first refusal, subject to an exception, for a period of six months following the closing of this offering, to act as sole book-running manager, sole underwriter or sole placement agent for each and every future brokered, placed, underwritten, or investment-bank-advised public and private equity or debt offering, including all equity linked financings, during such six (6) month period for the Company, or any successor to or any subsidiary of the Company, on terms customary to A.G.P.

Tail

We have also agreed to pay the Placement Agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, subject to certain exceptions, who with our written approval was contacted or introduced to us by the Placement Agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the twelve month period following expiration or termination of the Engagement Agreement, subject to certain exceptions.

Other Relationships

From time to time, the Placement Agent may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services.

In addition, in the ordinary course of their business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services.

Regulation M Compliance

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Listing and Transfer Agent

Our Common Stock is listed on Nasdaq and trades under the symbol “HEPA.” The transfer agent for our Common Stock is Pacific Stock Transfer Company. There is no established public trading market for the Series A Warrants or the Series B Warrants, and we do not plan on making an application to list the Series A Warrants or the Series B Warrants on Nasdaq, any national securities exchange or other nationally recognized trading system. We will act as the registrar and transfer agent for the Series A Warrants and the Series B Warrants.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the Placement Agent, or by its affiliates. Other than this prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as a placement agent, and should not be relied upon by investors.

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the securities offered hereby. Sullivan & Worcester LLP, New York, New York, is acting as counsel for the placement agent in connection with this offering.

EXPERTS

The consolidated financial statements of Hepion Pharmaceuticals, Inc. (the “Company”) as of and for the year ended December 31, 2023 incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The consolidated financial statements of Hepion Pharmaceuticals, Inc. (the “Company”) as of and for the year ended December 31, 2022 incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, www.hepionpharma.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus and any subsequent prospectus supplement. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits furnished on such form that relate to such items:

1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 16, 2024 and the Amended Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC on June 25, 2024;

2. The Company’s Quarterly Reports on Form 10-Q filed with the SEC on May 21, 2024, August 13, 2024, and November 14, 2024;

3. The Company’s Current Reports on Form 8-K filed with the SEC on January 3, 2024, February 7, 2024, February 16, 2024, February 20, 2024, March 6, 2024, July 22, 2024, August 7, 2024, September 5, 2024, November 21, 2024 and December 11, 2024; and

4. The description of the Company’s common stock contained in the registration statement on Form 8-A filed with the SEC on February 24, 2015 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be by writing to or telephoning us at the following address: Hepion Pharmaceuticals, Inc., c/o Clementi Associates, 919 Conestoga Road, Building 3, Suite 115, Rosemont, PA 19010, (973) 214-3273. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

You also may access these filings on our website at http://www.hepionpharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

Up to [   ] Shares of Common Stock

Up to [   ] Pre-Funded Warrants to Purchase up to [   ] Shares of Common Stock

Up to [   ] Series A Warrants to Purchase up to [   ] Shares of Common Stock

Up to [   ] Series B Warrants to Purchase up to [   ] Shares of Common Stock

Up to [ ] Shares of Common Stock Underlying the Pre-Funded Warrants, Series A Warrants and Series B Warrants

PRELIMINARY PROSPECTUS

Sole Placement agent

LAIDLAW & COMPANY (UK) LTD.

, 2025

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares in this offering) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the SEC registration fee, are estimates.

SEC expenses	$3,675
Legal fees and expenses	$100,000
Accounting fees and expenses	$75,000
Miscellaneous expenses	$1,325
Total offering expenses	$180,000

Item 14. Indemnification of Directors and Officers

Section 102 of Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Hepion Pharmaceuticals shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation as amended and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act.

II-1

November 2022 Purchase Agreement

On November 4, 2022, we entered into a Securities Purchase Agreement (the “November 2022 Purchase Agreement”) with certain institutional investors (the “Investors”), pursuant to which we agreed to issue and sell, in a private placement (the “Offering”), 1,900,000 shares of our Series F Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”), and 100,000 shares of our Series G Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series G Preferred Stock,” and together with the Series F Preferred Stock, the “Preferred Stock”), at an offering price of $9.50 per share, representing a 5% original issue discount (“OID”) to the stated value of $10.00 per share, for gross proceeds of $20 million in the aggregate for the Offering, before the deduction of discounts, fees and offering expenses. The shares of Preferred Stock were convertible, at a conversion price of $1.00 per share (subject in certain circumstances to adjustments), into shares of our common stock, at the option of the holders and, in certain circumstances, by the Company. The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing. The Offering closed on November 8, 2022. The Preferred Stock and the shares of common stock underlying the Preferred Stock have not been registered under the Securities Act and have been issued in reliance on an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof.

September 2023 Purchase Agreement

On September 28, 2023, we entered into a securities purchase agreement (the “September 2023 Purchase Agreement”) with an institutional investor, pursuant to which we agreed to issue and sell to such investor, in a registered direct offering (i) 400,000 shares (the “Shares”) of our common stock at a purchase price of $5.10 per Share, and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 580,393 shares of our common stock at an exercise price of $0.0001 per share at an offering price of $5.09 per share. The Shares and Pre-Funded Warrants (and the shares of common stock underlying the Pre-Funded Warrants) were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-254996), which was filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2021 and declared effective by the SEC on November 24, 2021.

Concurrently with the sale of the Shares and Pre-Funded Warrants, pursuant to the September 2023 Purchase Agreement in a concurrent private placement, for each Share or Pre-Funded Warrant purchased by the investor, such investor received from the Company (i) an unregistered warrant (the “Series A Warrant”) to purchase one share of Common Stock, and (ii) an unregistered warrant (the “Series B Warrant”) to purchase one share of Common Stock. Each Series A Warrant will be exercisable for one share of our common stock at an exercise price of $4.85 per share, will be exercisable immediately upon issuance, and will have a term of five years from the date of issuance. Each Series B Warrant will be exercisable for one share of our common stock at an exercise price of $4.85 per share, will be exercisable immediately upon issuance, and will have a term of 18 months from the date of issuance.

The Warrants and the shares issuable upon exercise of the Warrants were sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

February 2024 Warrant Inducement Transaction

On February 15, 2024, the Company entered into a warrant inducement agreement (the “Warrant Inducement Agreement”) with the holders of an aggregate of 980,393 of the Series B Warrants (the “Holders”), pursuant to which the Holders agreed to exercise in cash 980,393 of the Series B Warrants at a reduced exercise price of $2.10 per Share (reduced from $4.85 per Share), for gross proceeds to the Company of approximately $2.06 million. As an inducement to such exercise, the Company agreed to reduce the exercise price of the Holder’s Series A Warrants to purchase up to an aggregate of 980,393 Shares from $4.85 to $1.91 per share and extend the expiration date to February 21, 2029 (the “Amended Series A Warrants”) in an amendment to the Series A Warrant (“Amendment No. 1 to Series A Common Stock Purchase Warrant”). In addition, the Company issued to the Holders (i) unregistered warrants (the “Series B-1 Warrants”) to purchase up to 735,295 Shares of the Company’s Common Stock at an exercise price of $1.91 for a term of five years, and (ii) unregistered warrants (the “Series B-2 Warrants” and together with the Series B-1 Warrants, the “New Warrants”) to purchase up to 735,295 Shares of the Company’s Common Stock at an exercise price of $1.91 for a term of eighteen months.

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The shares of common stock issuable upon exercise of the Amended Series A Warrants are registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-275231), which was filed with the SEC on October 31, 2023 and declared effective by the SEC on November 8, 2023, and prospectus supplement related thereto.

Merger Agreement and Related Transactions

On July 19, 2024, the Company entered into a the SPA with certain purchasers pursuant to which the Company sold an aggregate of $2.9 million in principal amount of Notes. The Notes were due on the earlier of: (i) December 31, 2024, (ii) the date of the closing of the Merger, (iii) the date that the Merger was terminated pursuant to the terms of the Merger Agreement, or (iv) such earlier date as the Notes were required or permitted to be repaid as provided in the Notes, as may be extended at the option of the holders of the Notes as described in the Notes.

Pursuant to the SPA, the Company delivered to each purchaser (i) a Note with a principal amount equal to such purchaser’s subscription amount multiplied by 1.16, and (ii) a number of shares of Common Stock equal to 19.99% of the total outstanding shares of Common Stock, multiplied by such purchaser’s subscription amount, divided by $2,500,000.

The Notes and the shares issued pursuant to the SPA were not registered under the Securities Act or the securities laws of any other jurisdiction. The Notes and the shares may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and any applicable state securities laws. The Notes and shares were offered and sold in transactions exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Exhibit Description
1.1	Form of Placement Agency Agreement*
2.1	Agreement and Plan of Merger, dated as of July 19, 2024, by and among the Company, Parent and Merger Sub (incorporated by reference to Exhibit 2.1 to Form 8-K filed on July 22, 2024).
3.1(a)	Certificate of Incorporation of Hepion Pharmaceuticals, Inc. (filed as Exhibit 3.1 to the Company’s registration statement on Form 10-12G which was filed with the Securities and Exchange Commission on August 8, 2013 and incorporated herein by reference).
3.1(b)	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of Hepion Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on October 14, 2014 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2014 and incorporated herein by reference).
3.1(c)	Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock of Hepion Pharmaceuticals, Inc. filed with the Secretary of State of the State of Delaware on December 18, 2014 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2014 and incorporated herein by reference).
3.1(d)	Certificate of Amendment of Certificate of Incorporation of Hepion Pharmaceuticals, Inc. dated May 25, 2018 (filed as Exhibit 3.1 to the Company’s Form 8-K which was filed with the Securities and Exchange Commission on May 29, 2018 and incorporated herein by reference).
3.1(e)	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (filed as Exhibit 3.1 to the Company’s Form 8-K which was filed with the Securities and Exchange Commission on July 5, 2018 and incorporated herein by reference).
3.1(f)	Certificate of Designation of Preference, Rights and Limitations of Series D Convertible Preferred Stock filed with the Secretary of the State of Delaware on April 26, 2019 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on May 8, 2019).
3.1(g)	Certificate of Designation of Preference, Rights and Limitations of Series E Convertible Preferred Stock, filed with the Secretary of the State of Delaware on June 18, 2019 (incorporated by reference to Exhibit 3.1 to Form 8-K filed June 20, 2019)

II-3

3.1(h)	Certificate of Amendment to the Certificate of Incorporation, dated May 28, 2019 (incorporated by reference to Exhibit 3.1 to Form 8-K filed May 31, 2019)
3.1(i)	Certificate of Amendment to the Certificate of Incorporation, dated July 18, 2019 (incorporated by reference to Exhibit 3.1 to Form 8-K filed July 23, 2019)
3.1(j)	Certificate of Designation of Series F Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-K filed November 4, 2022)
3.1(k)	Certificate of Designation of Series G Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 3.2 to Form 8-K filed November 4, 2022)
3.1(l)	Certificate of Amendment to Certificate of Designation of Series F Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 3.3 to Form 8-K filed November 4, 2022)
3.1(m)	Certificate of Amendment to Certificate of Designation of Series F Convertible Redeemable Preferred Stock (incorporated by reference to Exhibit 3.4 to Form 8-K filed November 4, 2022)
3.1(n)	Certificate of Amendment to Certificate of Incorporation of Hepion Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed May 10, 2023)
3.2(a)	By-Laws of Hepion Pharmaceuticals, Inc. (filed as Exhibit 3.2 to the Company’s registration statement on Form 10-12G which was filed with the Securities and Exchange Commission on August 8, 2013 and incorporated herein by reference).
3.2(b)	Amendment to the By-Laws of Hepion Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to Form 8-K filed August 23, 2021)
4.1	Form of Series A Warrant (incorporated by reference to Exhibit 4.2 to Form 8-K filed October 3, 2023).
4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.3 to Form 8-K filed October 3, 2023).
4.3	Form of Series B-1 Warrant (incorporated by reference to Exhibit 4.1 to Form 8-K filed on February 16, 2024).
4.4	Form of Series B-2 Warrant (incorporated by reference to Exhibit 4.2 of Form 8-K filed on February 16, 2024).
4.5	Form of Senior Unsecured Nonconvertible Note (incorporated by reference to Exhibit 4.1 to Form 8-K filed on July 22, 2024).
4.6	Form of Pre-Funded Warrant *
4.7	Form of Series A Warrant *
4.8	Form of Series B Warrant *
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP *
10.1	2023 Omnibus Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on April 28, 2023) +
10.2	Form of Warrant Inducement Agreement (incorporated by reference to Exhibit 10.1 to Form 8-K filed on February 16, 2024).
10.3	Form of Amendment No. 1 to Series A Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.2 to Form 8-K filed on February 16, 2024).
10.4	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to Form 8-K filed on July 22, 2024).
10.5	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to Form 8-K filed on July 22, 2024).
10.6	Termination Agreement, dated as of December 10, 2024 by and between Hepion Pharmaceuticals, Inc., Pharma Two B Ltd. and Pearl Merger Sub, Inc (incorporated by reference to Exhibit 10.1 to Form 8-K filed on December 11, 2024).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed April 10, 2023)
23.1	Consent of Grassi & Co., CPAs, P.C., Independent Registered Public Accounting Firm**
23.2	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm**
23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)*
24	Power of Attorney (included on signature page hereto) **
107	Fee Filing Table**

+ * **	Compensation Plan or Arrangement or Management Contract. To be filed by amendment. Filed herewith

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act.

ii.	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Rosemont, State of Pennsylvania, on the 26th day of December 2024.

Hepion Pharmaceuticals, Inc.

By:	/s/ John Brancaccio
Name:	John Brancaccio
Title:	Interim Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Hepion Pharmaceuticals, Inc., hereby severally constitute and appoint John Brancaccio, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John Brancaccio	Interim Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board	December 26, 2024
John Brancaccio	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Timothy Block	Director	December 26, 2024
Timothy Block

/s/ Kaouthar Lbiati	Director	December 26, 2024
Kaouthar Lbiati

/s/ Michael Purcell	Director	December 26, 2024
Michael Purcell

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